EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this offering statement on Form 1-A as amended of our report dated December 18, 2018, relating to the financial statements, of Rentalist, LLC for the period of September 27, 2017 (commencement of operations) to December 31, 2017.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New York, New York

December 18, 2018